Exhibit 5
Letterhead of Messerli & Kramer P.A.
September 14, 2005
Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
     Re:      Registration Statement on Form SB-2
Ladies and Gentlemen:
     We have examined the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 14, 2005 in connection with the registration under the Securities Act of 1933, as amended, of up to 806,218 shares of common stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance of the Warrants and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinion hereinafter expressed.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, it is our opinion that the Warrant Shares, when issued in accordance with the terms of the Warrants, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.
Very truly yours,
/s/ MESSERLI & KRAMER P.A.